Exhibit 10.25

FORM -PERFORMANCE VESTING SCHEDULE

PERFORMANCE RESTRICTED STOCK UNIT AWARD AGREEMENT
FOR COMPANY EMPLOYEES
UNDER THE CAPSTONE TURBINE CORPORATION

2017 STOCK OPTION AND INCENTIVE PLAN

Pursuant to the Capstone Turbine Corporation 2017 Stock Option and Incentive Plan (the “Plan”) as amended through the date hereof, Capstone Turbine Corporation (the “Company”)  hereby grants an award of the number of Restricted Stock Units listed above (an “Award”) to the Grantee named above.  Each Restricted Stock Unit shall relate to one share of Common Stock, par value $0.001 per share (the “Stock”) of the Company.

1. Restrictions on Transfer of Award.  This Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by the Grantee, and any shares of Stock issuable with respect to the Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of until (i) the Restricted Stock Units have vested as provided in Paragraph 2 of this Agreement and (ii) shares of Stock have been issued to the Grantee in accordance with the terms of the Plan and this Agreement.

2. Vesting of Restricted Stock Units.  As soon as practicable following the last day of the [one]-year calendar period commencing on [January 1st] of the year in which the Grant Date occurs and concluding on the last day of such one-year period (the “Performance Period”), but in event later than 60 days thereafter, the Administrator shall determine whether and to what extent the Performance Goals (as defined in Exhibit A) were achieved and the percentage of the Award, if any, earned by the Grantee (the Restricted Stock Units earned based on such performance, the “Earned Restricted Stock Units”). The extent of the achievement of the Performance Goals and the percentage of the Award earned at the end of the Performance Period, if any, will be determined as set forth on Exhibit A hereto. One-hundred percent (100%) of the Earned Restricted Stock Units shall be deemed vested on the last day of the Performance Period; provided that the Grantee remains employed by the Company or any of its Subsidiaries through such date (the “Vesting Date”). The Administrator may at any time accelerate the vesting schedule specified in this Section 2.

3. Termination of Employment.  If the Grantee’s employment with the Company and its Subsidiaries terminates for any reason (including death or disability) prior to the satisfaction of the Performance Goals and vesting conditions set forth in Paragraph 2 above, any Restricted Stock Units that have not vested as of such date shall automatically and without notice terminate and be forfeited, and neither the Grantee nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such unvested Restricted Stock Units.

4. Issuance of Shares of Stock.  As soon as practicable following the Vesting Date (but in no event later than two and one-half months after the end of the year in which the Vesting Date occurs), the Company shall issue to the Grantee the number of shares of Stock equal to the aggregate number of Restricted Stock Units that have vested pursuant to Paragraph 2 of this Agreement on such date and the Grantee shall thereafter have all the rights of a stockholder of the Company with respect to such shares.

5. Incorporation of Plan.  Notwithstanding anything herein to the contrary, this Agreement shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Administrator set forth in Section 2(b) of the Plan. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.

6. Tax Withholding.   The Grantee shall, not later than the date as of which the receipt of this Award becomes a taxable event for Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Administrator for payment of any Federal, state, and local taxes required by law to be withheld on account of such taxable event.  The Company shall have the authority to cause the required tax withholding obligation to be satisfied, in whole or in part, by withholding from shares of Stock to be issued to the Grantee a number of shares of Stock with an aggregate Fair Market Value that would satisfy the withholding amount due.

7. Dividends and Dividend Equivalents.  Following the Vesting Date, the Company will pay to the Grantee, in cash, an amount equal to the aggregate dividends that would have been paid with respect to the shares of Stock underlying the Earned Restricted Stock Units on or before such date if such shares of Stock had been issued as of the Grant Date.  With respect to dividends with a record date prior to the Vesting Date and a payment date after such date, the Company will pay the Grantee, in cash, on the respective payment dates for such dividends, an amount equal to the amount of such dividends that would have been paid with respect to the Stock underlying the Earned Restricted Stock Units as if they had been issued prior to the record date for such dividends.  The payment of dividends under this Section 7 is intended to comply with the requirements for a “short term deferral” under Section 409A of the Code and this Agreement and this Section 7 will be construed and administered to comply with such requirements.

8. Section 409A of the Code.  This Agreement shall be interpreted in such a manner that all provisions relating to the settlement of the Award are exempt from the requirements of Section 409A of the Code as “short-term deferrals” as described in Section 409A of the Code.

9. No Obligation to Continue Employment.  Neither the Company nor any Subsidiary is obligated by or as a result of the Plan or this Agreement to continue the Grantee in employment and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or any Subsidiary to terminate the employment of the Grantee at any time.

10. Integration.  This Agreement constitutes the entire agreement between the parties with respect to this Award and supersedes all prior agreements and discussions between the parties concerning such subject matter.

11. Data Privacy Consent.  In order to administer the Plan and this Agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”).  By entering into this Agreement, the Grantee (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Grantee may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction in which the Relevant Companies consider appropriate.  The Grantee shall have access to, and the right to change, the Relevant Information.  Relevant Information will only be used in accordance with applicable law.

12. Notices.  Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

CAPSTONE TURBINE CORPORATION